EXHIBIT 99.1

FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1    Name and Address of Company

Equal Energy Ltd. (“Equal” or the “Company”)
2600, 500 – 4th Ave SW
Calgary, Alberta, Canada T2P 2V6

Item 2    Date of Material Change

August 8, 2013

Item 3    News Release

A news release disclosing certain details of the SEC Report (as defined below) was issued by Equal on August 8, 2013 and disseminated through the facilities of a recognized news wire service.

Item 4    Summary of Material Change

On August 8, 2013, Equal announced certain results of a mid-year reserves evaluation dated August 7, 2013 provided by the Company’s independent reserve engineering firm HAAS Petroleum Engineering Services, Inc. (“HAAS”) as at July 1, 2013. The results of the mid-year evaluation were prepared in accordance with Securities and Exchange Commission (“SEC”) guidelines (the “SEC Report”). In order to comply with the Company’s Canadian disclosure obligations, HAAS subsequently provided the mid-year reserves evaluation as at July 1, 2013 in accordance with the definitions, standards and procedures contained in the Canadian Oil and Gas Evaluation Handbook (“COGE Handbook”) and National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities (the “NI 51-101 Report” and together with the SEC Report, the “Reserve Reports”). The Board of Directors of Equal (the “Board”) approved the NI 51-101 Report on August 14, 2013. This Material Change Report sets out certain details of the Reserves Reports.

Equal requested the mid-year evaluation due to numerous factors observed at the field level, including better than expected production performance of both existing wells and new wells drilled in 2013, to add proven undeveloped locations and adjustments related to Equal’s production sales contracts. The results of the Reserve Reports demonstrate a significant increase in reserves as at July 1, 2013 as compared with previous independent reports on reserves, which were completed in accordance with SEC and National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities (“NI 51-101”) requirements respectively, with effective dates of December 31, 2012.

Item 5    Full Description of Material Change

The NI 51-101 Report, which was approved by the Board on August 14, 2013, was prepared in accordance with the definitions, standards and procedures contained in the COGE Handbook and NI 51-101.

The results of the NI 51-101 Report demonstrate a significant increase in reserves as at July 1, 2013 as compared with a previous 51-101 compliant independent report on reserves with the effective date of December 31, 2012.

GROSS RESERVES YEAR-END 2012 TO MID-YEAR 2013 RESERVES COMPARISON (NI 51-101 Report)

Reserves Category	Gross (mboe1) as at December 31, 2012 (year-end)2	Gross (mboe) as at July 1, 2013 (mid-year)	Percentage Increase of mid-year to 2012 year- end
Proved Producing	21,373	24,483	15%
Proved Non-Producing	169	159	(6%)
Proved Undeveloped	4,332	6,339	46%
Total Proved	25,873	30,980	20%
Probable	1,220	792	(35%)
Total Proved plus Probable	27,093	31,772	17%

NET RESERVES YEAR-END 2012 TO MID-YEAR 2013 RESERVES COMPARISON (NI 51-101 Report)

Reserves Category	Net (mboe) as at December 31, 2012 (year-end)3	Net (mboe) as at July 1, 2013 (mid-year)	Percentage Increase of mid-year to 2012 year- end
Proved Producing	17,209	19,703	14%
Proved Non-Producing	134	127	(5%)
Proved Undeveloped	3,465	5,071	46%
Total Proved	20,809	24,900	20%
Probable	978	634	(35%)
Total Proved plus Probable	21,786	25,534	17%

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1 Means thousands of barrels of oil equivalent.
2 Gross refers to the Company’s working interest including royalty interest volumes and before royalty charges.
3 Net refers to the Company’s working interest including royalty interest and after royalty charges.

On August 8, 2013, Equal announced the highlights of the SEC Report. The evaluation was prepared in accordance with the definitions, standards and procedures required by the SEC.

The results of the SEC Report demonstrate a significant increase in reserves at July 1, 2013 as compared with a previous SEC compliant independent report on reserves with an effective date of December 31, 2012.

NET RESERVES YEAR-END 2012 to MID-YEAR 2013 RESERVES COMPARISON
(SEC Report)

Reserves Category	Net (mboe) as at December 31, 2012 (year-end)	Net (mboe) as at July 1, 2013 (mid-year)	Percentage Increase of mid-year to 2012 year- end
Proved Producing	16,261	19,601	21%
Proved Non-Producing	128	120	(6%)
Proved Undeveloped	3,335	4,999	50%
Total Proved	19,724	24,721	25%
Probable	915	634	(31%)
Total Proved plus Probable	20,638	25,355	23%

Item 6    Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7    Omitted Information

Not applicable.

Item 8    Executive Officer

The executive officer of Equal who is knowledgeable about this material change and this report is Scott Smalling, Chief Financial Officer.

Phone: (405) 242-6020

Item 9    Date of Report

August 16, 2013